EXHIBITS 5.2 AND 23.3

April 18, 2017

Fogo de Chão, Inc.

14881 Quorum Drive

Suite 750

Dallas, TX 75254

Ladies and Gentlemen:

I am the General Counsel of Fogo de Chão, Inc., a Delaware corporation (the “Company”), and in such capacity I am rendering the opinions expressed below in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2017 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other securities, 23,649,853 shares of common stock, par value $0.01 per share, of the Company to be offered and sold by certain stockholders of the Company (the “Selling Stockholder Shares”).

In connection with rendering such opinions, I have reviewed the Registration Statement, the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) and the Fogo de Chão, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Plans”) and resolutions duly adopted by the Board of Directors of the Company relating to the Plans and have examined originals or certified, conformed or reproduction copies of such documents, corporate and other records of the Company and certificates of governmental officials and officers of the Company, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of such opinions. In all such examinations, I have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have relied as to factual matters upon, and have assumed the accuracy of, the statements made in certificates of officers of the Company delivered to me, and certificates and other statements or information of or from public officials and officers and representatives of the Company and others.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that the Selling Stockholder Shares to be registered under the Registration Statement have been duly authorized, validly issued and fully paid, and are nonassessable.

I am a member of the Bar of the State of Texas. The opinions expressed above are limited to the Delaware General Corporation Law as currently in effect.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference of my name under the caption “Legal Opinions” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,
/s/ Albert G. McGrath